                                 SCHEDULE 14A
                                (Rule 14A-101)

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12.

                             QUALITY DINING, INC.
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

[LOGO OF QUALITY DINING]
Dear Fellow Shareholder:

  By now you should have received our proxy materials and letters explaining the many reasons why you should support your Company's nominees and reject the negative campaign of NBO, a direct competitor of the Company, to obtain seats on your Company's Board. We urge you not to allow NBO's self-serving campaign to derail your Board's long-term strategy for restoring value to shareholders. YOUR BOARD URGES YOU TO REJECT NBO'S NOMINEES. PLEASE TAKE A MOMENT TO VOTE THE WHITE PROXY CARD.

  Why should you support your Board?

  . The Board's strategy of maximizing shareholder value by optimizing cash flow, aggressively reducing debt, improving our restaurant operations and disposing of our underperforming restaurants, coupled with measured growth and a moderate stock repurchase program, is working.

  On February 22, 2000, in an attempt to finally validate its claim that it would be a bidder in an auction for the Company, NBO submitted a proposal to the Board for a merger transaction at a price claimed by NBO to provide a premium to Company shareholders. NBO's offer is subject both to the receipt of financing and a full due diligence investigation. Although no details were provided, NBO indicated its confidence that it will be able to obtain financing sufficient to fund its proposed acquisition, but NBO has not supported this belief with any professional opinion.

  Now that NBO has finally stepped forward with an actual proposal, the Board to be elected at the upcoming annual meeting will, in accordance with its fiduciary duties, evaluate the fairness of NBO's offer as well as NBO's ability to finance and complete a transaction. That Board should be independent and free of conflicts of interest that compromise its ability to maximize shareholder value. Ask yourself: How can NBO seek to buy the Company and represent your interests? In light of NBO's bid, we will be asking NBO to withdraw its solicitation of proxies for its nominees for Director. In any event, reject NBO's nominees and vote the WHITE proxy card.

  NBO's recent mailings are based on a negative campaign strategy featuring a number of inaccurate and misleading accusations against your Board and management. It would take pages to respond to each of NBO's inaccurate statements. However, we believe it is important to correct one of the more blatantly deceptive accusations:

  . NBO insinuates that the Board acted inappropriately when it approved payments of "over $4 million during 1999 to various entities controlled or partly owned by Dan and James Fitzpatrick." What NBO does not disclose is that $3.9 million of this amount relates to long-term leases of Burger King restaurants, most of which have been in place since the 1980s, that are substantially more favorable than leases offered by Burger King Corporation to its franchisees. For example, the Company is only charged additional rent of 7% of restaurant sales under these leases while the additional rent under a typical Burger King Corporation lease is 8 1/2%. Furthermore, the Company's leases contain advantageous options to renew that do not typically exist in leases offered by Burger King.

   We believe that NBO has designed this negative campaign to goad us into wasting our time and the Company's money responding to NBO's accusations and, in so doing, divert your attention from the real issues.

   The vote of every shareholder is important. We ask you to sign, date and return the accompanying WHITE proxy card, using the enclosed postage-paid envelope. We urge you NOT to sign or return the GOLD proxy card sent to you by NBO.

  . If you have already completed a WHITE proxy card and returned it to the Board of Directors, we thank you for your support and your confidence in us.

  . If you have returned a GOLD proxy card to NBO, it is not too late to change your vote by signing, dating and returning the accompanying WHITE proxy card.

                  PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

   We greatly appreciate your continued support.


                                          On Behalf of your Board of
                                           Directors,

                                          [LOGO OF DANIEL B. FITZPATRICK]
                                          Daniel B. Fitzpatrick
                                          Chairman, President & CEO

February 23, 2000

  If you have any questions or need further assistance in voting your shares, please call:

             [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS, INC.]
                          17 State Street, 10th Floor
                              New York, NY 10004
                         Call Toll Free (800) 223-2064


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